Exhibit 99.1

News Release

Allin Corporation	Telephone:
381 Mansfield Avenue Suite 400 Pittsburgh, Pennsylvania 15220-2751	(412) 928-2022 Telefax: (412) 928-0225

Allin Corporation Announces Strong Year-to-Year Results for Third Quarter

Wednesday, November 7, 2007

For Release at 4:30 PM EST

Pittsburgh, PA: Allin Corporation (OTCBB: ALLN), a Microsoft Gold Certified technology consulting company, today reported results for the three months and nine months ended September 30, 2007.

For the three-month and nine-month periods ended September 30, 2007, revenue was $5.7 million and $18.6 million, respectively, compared to $4.4 million and $15.0 million for the three-month and nine-month periods ended September 30, 2006, respectively. The Company recorded net income attributable to common shareholders in the amount of $838,000 ($0.07 per share-diluted) and $1.3 million ($0.12 per share-diluted) for the three-month and nine-month periods ended September 30, 2007, respectively, compared to a net loss attributable to common shareholders of $360,000 ($0.05 per share) and net income attributable to common shareholders of $263,000 ($0.03 per share-diluted) for the three-month and nine-month periods ended September 30, 2006, respectively.

“The year-to-date revenue growth of 24% over the prior year is indicative of the strength in the Microsoft services market and our ability to deliver outstanding solutions across the entire Microsoft family of products,” stated Rich Talarico, Allin’s chief executive officer. “Our deployment and integration efforts around Microsoft SharePoint and CRM have been strong, and we are just beginning to see increased demand for technology infrastructure services around Exchange 2007. We have significantly expanded our client base in the travel and leisure market and currently have the largest backlog of signed business in that market we have ever enjoyed. Additionally, we have broadened our client base and the depth of our services in the financial services industry. We believe that the Company is well positioned to continue to expand its revenue base for the fourth quarter of 2007 and moving into next year.”

Consolidated revenue increased 29% comparing the quarter ended September 30, 2007 with the quarter ended September 30, 2006. The revenue growth comparing these periods was driven by increases in Consulting Services, predominantly related to business intelligence and custom application development using tools such as Microsoft .NET, Microsoft SQL Server 2005 and SharePoint as well as larger and more complex Microsoft Dynamics and CRM implementations and demand for our interactive services. Revenue for the nine months ended September 30, 2007 increased 24% comparing the nine-month periods ended September 30, 2007 and September 30, 2006 and was driven by increased demand for the same Consulting Services as described above with respect to the quarterly results.

The Company’s gross profit percentage declined somewhat from 55.3% of revenue for the nine months ended September 30, 2006 to 53.6% for the same period in 2007. The decline was primarily due to lower gross margins for systems integration in the travel and leisure market as we moved to a next generation interactive television solution. We believe this solution played a significant part in the expansion of our client base in this industry. Gross profit increased 20% to $10 million for the nine months ended September 30, 2007 as compared to $8.3 million for the same period of the prior year due to the increase in the revenue base.

The Company’s net income attributable to common shareholders improved by $1.1 million, or 405%, comparing the nine months ended September 30, 2007 with the nine months ended September 30, 2006. Comparing these same periods, the increase in net income attributable to common shareholders was supported by a 26% increase in net income from operations as well as the inclusion of a benefit from income tax in the amount of $1.0 million, which was attributable to a reduction in the valuation allowance against the Company’s deferred tax assets related to net operating losses. The change in the valuation allowance was made due to the strength of the Company’s 2007 results and the amount of backlog of signed business that the Company has for the fourth quarter of 2007 and for 2008. These improvements to net income attributable to common shareholders were offset to a certain extent by a $1.4 million increase in selling, general and administrative expenses, primarily due to an increase in head count and associated expenses to support the revenue growth, higher research and development and recruiting expenses and additional dividends on preferred stock.

About Allin Corporation

Allin Corporation is a leading provider of solutions-oriented application development and technology infrastructure consulting and systems integration services. Allin specializes in Microsoft-based technologies. In July 2007, Allin received the worldwide award, Competing to Win Partner of the Year: Search at the 2007 Microsoft Worldwide Partner Conference, for superior technology and innovation with Microsoft Search technologies. During 2007 and 2006, Allin has also been recognized as Partner of the Year by Microsoft’s West and East Regions. Allin’s operations are centered on four practice areas: Technology Infrastructure, Collaborative Solutions, Business Process and Interactive Media. Allin leverages its experience in these areas to work with clients through a disciplined project delivery framework to ensure that solutions are delivered on time and on budget. Allin delivers these services through the trade names Allin Consulting, Allin Interactive and the CodeLab Technology Group. The Company maintains offices in Pittsburgh, Pennsylvania; Ft. Lauderdale, Florida; Wakefield, Massachusetts; and San Jose and Walnut Creek, California. For additional information about Allin, visit the Company’s Internet sites on the World Wide Web at http://www.allin.com and http://www.codelabtech.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to the safe harbors created thereby. These forward-looking statements are based on current expectations and projections about future events and financial trends. The words or phrases “believe,” “continue” and similar words or expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among other things, a concentration in the Company’s revenue from certain services and clients, a limited backlog, the Company’s ability to expand its markets, limited financial resources, dependence on key personnel, the integration of acquired businesses and competitive market conditions. These are representative of factors which could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general domestic and international economic conditions and future incidents of terrorism or other events that may negatively impact the markets where the Company competes. The Company undertakes no obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CONTACT:	Dean C. Praskach	Phone:	(412) 928-2022
	Chief Financial Officer	Telefax:	(412) 928-0225
	Allin Corporation	E-mail:	Dean.Praskach@allin.com

ALLIN CORPORATION & SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands, except for per share data)

The selected financial data for each of the periods ended September 30, 2007 and 2006, presented below, have been derived from the consolidated financial statements of the Company.

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
	Unaudited	Unaudited	Unaudited	Unaudited
Revenue
Consulting Services	$4,405	$3,466	$13,287	$10,705
System Integration	782	287	3,610	2,424
Information System Product Sales	162	278	788	852
Other Services	333	370	963	1,064

Total revenue	5,682	4,401	18,648	15,045
Cost of sales	2,534	2,104	8,649	6,725

Gross profit	3,148	2,297	9,999	8,320
Selling, general & administrative	2,769	2,229	8,046	6,816
(Gain) loss on disposal of assets	-0-	-0-	(1)	3
Depreciation & amortization	184	99	448	302

Total selling, general and administrative	2,953	2,328	8,493	7,121

Income (loss) from operations	195	(31)	1,506	1,199
Interest expense, net	28	-0-	72	10
(Benefit from) provision for income taxes	(1,037)	(17)	(964)	15

Net income (loss)	1,204	(14)	2,398	1,174
Dividends on preferred stock	366	346	1,071	911

Net income (loss) attributable to common shareholders	$838	$(360)	$1,327	$263

Income (loss) per common share – basic	$0.11	$(0.05)	$0.17	$0.04

Income (loss) per common share – diluted	$0.07	$(0.05)	$0.12	$0.03

Weighted average shares outstanding – basic	7,828,981	7,467,339	7,828,981	7,467,339

Weighted average shares outstanding – diluted	12,343,961	7,467,339	12,323,341	11,931,184

	September 30, 2007	December 31, 2006
	Unaudited	Audited
Balance Sheet
Current Assets:
Cash and Cash Equivalents	$402	$369
Other Current Assets	7,901	5,580

Total Current Assets	8,303	5,949
Other Assets	8,584	7,286

Total Assets	$16,887	$13,235

Current Liabilities
Bank Line of Credit	1,770	-0-
Other Current Liabilities	4,836	4,848
Other Liabilities	3,880	3,344
Shareholders’ Equity	6,401	5,043

Total Liabilities and Shareholders’ Equity	$16,887	$13,235